Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO:	Microfield Group, Inc.

As independent registered public accountants, we hereby consent to the incorporation by reference in this Registration Statement on Amendment No. 1 to Form S-1 of Microfield Group, Inc. for the registration of 22,078,850 shares of its common stock and to the incorporation by reference therein of our reports dated March 11, 2008, which included an explanatory paragraph relating to substantial doubt about the Company's ability to continue as a going concern, with respect to the consolidated financial statements of Microfield Group, Inc.  and the effectiveness of internal controls over financial reporting of Microfield Group, Inc., included in its Annual Report on Form 10-K for the year ended December 29, 2007, filed with the Securities and Exchange Commission and to the reference to our firm under the heading “Experts” in this Registration Statement and related Prospectus.

/s/RBSM LLP

McLean, Virginia
August 26, 2008